Exhibit 3.8

LIMITED LIABILITY COMPANY AGREEMENT

OF

LRE OPERATING, LLC

This Limited Liability Company Agreement (this “Agreement”) of LRE Operating, LLC is adopted, executed, and agreed to by the sole Member (as defined below), as of May 5, 2011.

1.                                      Formation.  LRE Operating, LLC (the “Company”) is a limited liability company organized under the provisions of the Delaware Limited Liability Company Act, as amended from time to time (the “Act”).  The Certificate of Formation (the “Certificate”) was filed on April 28, 2011 with the Secretary of State of the State of Delaware.

2.                                      Name.  The name of the Company is, and the business of the Company shall be conducted under the name of, “LRE Operating, LLC”.

3.                                      Term.  The Company commenced its existence on the effective date of the filing of the Certificate.  The Company shall continue until terminated pursuant to Section 12.

4.                                      Office.  The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate, or such other place as the Member may designate in the manner provided by law.  The registered agent for service of process at such address shall be the initial registered agent named in the Certificate, or such other person as the Member may designate in the manner provided by law.

5.                                      Purposes and Permitted Activities.  The purposes of the Company are to carry on any lawful business, purpose, or activity for which limited liability companies may be formed under the Act.

6.                                      Sole Member.  LRR Energy, L.P., a Delaware limited partnership, shall be the sole member of the Company (the “Member”).

7.                                      Contributions.  The Member has made an initial contribution to the capital of the Company in the amount of $1,000.00.  Without creating any rights in favor of any third party, the Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

8.                                      Distributions.  The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company and (b) to enjoy all other rights, benefits, and interests in the Company.

9.                                      Management.

(a)  The management of the Company shall be exclusively vested in the Member, and the Company shall not have “managers,” as that term is used in the Act.  The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the

Company shall be managed under the direction of, the Member, which shall make all decisions and take all actions for the Company.

(b)  The Member may, from time to time, designate one or more persons to be officers or authorized representatives of the Company (each, a “Representative”) on such terms and conditions as the Member may determine.  Any Representative so designated shall have such title and authority and perform such duties as the Member may, from time to time, designate or as are normally associated with such office.

10.                               Indemnification.  Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, neither the Member nor the Representatives (each individually a “Covered Person” and, collectively, the “Covered Persons”) shall be liable or accountable in damages or otherwise to the Company for any act or omission done or omitted by a Covered Person in good faith, unless such act or omission constitutes gross negligence or willful misconduct on the part of the Covered Person. The Company shall indemnify and hold harmless each Covered Person to the fullest extent permitted by law against any and all losses, claims, damages, settlements and other amounts (collectively, “Losses”) arising from any and all claims (including attorneys’ fees and expenses, as such fees and expenses are incurred), demands, actions, suits or proceedings (civil, criminal, administrative or investigative), in which such Covered Person may be involved, as a party or otherwise, by reason of the management of the affairs of the Company, whether or not such Covered Person continued to be a Covered Person or involved in management of the affairs of the Company at the time any such liability or expense is paid or incurred; provided that the Covered Person shall not be entitled to the foregoing indemnification if a court of competent jurisdiction shall have determined that such Losses resulted primarily from the gross negligence or willful misconduct of the Covered Person.  The termination of a proceeding by judgment, order, settlement or conviction under a plea of nolo contendere, or its equivalent, shall not, of itself, create any presumption that such Losses resulted primarily from the gross negligence or willful misconduct of the Covered Person or that the conduct giving rise to such liability was not in the best interest of the Company.  The Company shall also indemnify the Covered Person if the Covered Person is or was a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the Company to procure a judgment in its favor by reason of the fact that the Covered Person is or was an agent of the Company, or any affiliate of the Company and was acting at the request of the Company, against any Losses incurred by the Covered Person in connection with the defense or settlement of such action; provided that the Covered Person shall not be entitled to the foregoing indemnification if a court of competent jurisdiction shall have determined that any such Losses resulted from the gross negligence or willful misconduct of the Covered Person.  The Company may advance the Covered Person any expenses (including, without limitation, attorneys’ fees and expenses) incurred as a result of any demand, action, suit or proceeding referred to in this Section 10 provided that (i) the legal action relates to the performance of duties or services by the Covered Person on behalf of the Company or any affiliate of the Company at the request of the Company; and (ii) the Covered Person provides a written undertaking to repay to the Company the amounts of such advances in the event that the Covered Person is determined to be not entitled to indemnification hereunder.

11.                               Limitation of Liability.  The Member shall not be personally liable for any debts, liabilities or obligations of the Company, except for (i) such Member’s liability to make the capital contributions required in this Agreement, and (ii) the amount of any distributions made to such Member that must be returned to the Company pursuant to the terms hereof or the Act.  No Representative, by reason of his or her acting as a Representative of the Company, shall be obligated personally for any debts, obligations or liabilities of the Company.

12.                               Dissolution.                              The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Member may elect.  No other event (including, without limitation, an event described in Section 18-801(a)(4) or (5) of the Act) will cause the Company to dissolve.

13.                               Governing Law.  THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

14.                               Subject to All Laws.  The provisions of this Agreement shall be subject to all valid and applicable laws, including, without limitation, the Act, as now or hereafter amended, and in the event that any of the provisions of this Agreement are found to be inconsistent with or contrary to any such valid laws, the latter shall be deemed to control and this Agreement shall be deemed modified accordingly, and, as so modified, to continue in full force and effect.

15.                               Amendment.                         This Agreement shall not be amended or modified except by an instrument in writing signed by or on behalf of the Member.

[Signature Page Follows]

IN WITNESS WHEREOF, the Member has executed this Agreement effective as of the date first above written.

MEMBER:

LRR Energy, L.P.

By:	LRE GP, LLC, its general partner

	By:	/s/ Morrow B. Evans
	Name:	Morrow B. Evans
	Title:	Vice President, Chief Financial Officer and Secretary